250 Glen Street Glens Falls, NY
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

Arrow Reports Increased Quarterly Earnings and Strong Asset Quality Ratios

•	Fourth-quarter diluted earnings per share increased 4.4%.

•	Organic growth in insurance commission income.

•	Record highs at year-end 2013 for total loans, total assets, equity and assets under trust administration and investment management.

•	Cash dividends paid increased for 20th consecutive year.

GLENS FALLS, N.Y. (January 21, 2014) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and twelve-month periods ended December 31, 2013. Net income for the fourth quarter of 2013 was $5.8 million, an increase of $235 thousand, or 4.2%, from net income of $5.5 million for the fourth quarter of 2012. Diluted earnings per share (EPS) for the quarter was $.47, an increase of 4.4% from the comparable 2012 quarter, when diluted EPS was $.45. For the twelve-month period ended December 31, 2013, net income was $21.8 million, as compared to net income of $22.2 million for 2012, while diluted EPS decreased by $0.04, from $1.81 in 2012 to $1.77 for 2013. Return on average equity and return on average assets was 12.11% and 1.04%, respectively for the twelve-month period ended December 31, 2013, as compared to 12.88% and 1.11%, respectively for the prior year.

Arrow President and CEO Thomas J. Murphy stated, "Our highlights for 2013 included continued growth in insurance commission income, as well as record highs at year-end for loan balances outstanding, total assets, equity and assets under trust administration and investment management. Key asset quality and profitability measurements remained strong. We are pleased with these results during this extended and challenging period of historically low interest rates."

The following provides more detail about our fourth-quarter and year-to-date periods:

Cash and Stock Dividends: A cash dividend of $.25 per share was paid to shareholders in the fourth quarter of 2013, effectively 2% higher than the cash dividend paid in the fourth quarter of 2012. This represents the 20th consecutive year of an increased cash dividend. In September 2013, we distributed a 2% stock dividend. All prior period share and per share data have been adjusted accordingly.

Insurance Operations: For the 2013 twelve-month period, insurance income rose $648 thousand, or 7.9%, to $8.9 million in 2013 from $8.2 million in 2012. This growth is attributable to organic growth of insurance commissions within our agency operations.

Trust Assets and Related Noninterest Income: Assets under trust administration and investment management at December 31, 2013 rose to a record high of $1.175 billion, an increase of $129 million, or 12.3%, from the December 31, 2012 balance of $1.046 billion. The growth in balances was generally attributable to an increase in the market value of accounts, principally reflecting improvements in the equity markets during the year, and the addition of new accounts. Income from fiduciary activities of $1.7 million rose by 14.0% for the 2013 fourth quarter as compared to the same period in 2012.

Balance Sheet Changes: Total assets at December 31, 2013 reached a record high of $2.164 billion, an increase of $140.9 million, or 7.0%, from the $2.023 billion balance at December 31, 2012. At December 31, 2013 our loan portfolio was also at a record high of $1.266 billion, up $94.1 million, or 8.0%, from the December 31, 2012 level. During 2013, we originated over $118.9 million of residential real estate loans, an increase of 9.0% from approximately $109.1 million of residential real estate loans originated in 2012. The outstanding balance of our residential real estate loan portfolio at December 31, 2013 was higher than at year-end 2012. For interest rate risk-management purposes, we continued to follow the practice we adopted in recent years of selling a substantial portion of the residential real estate loans we originate to the secondary market, primarily to a government-sponsored entity, the Federal Home Loan Mortgage Corporation. During 2013, we retained more residential real estate loan originations than we sold as yields began to rise. Our gain on the sale of residential real estate loan originations in 2013 was significantly less than our gain on the sale of originations in 2012 due both to a decrease in the amount of loans sold and to a narrowing of the premium received on each sale. Consistent with past practice, we retained servicing rights on nearly all the mortgages we sold, generating servicing fee income over the life of these loans and providing a convenient payment option for our customers. We also experienced an increase in the volume of new automobile loans in 2013, as well as modest growth in our commercial loan portfolio.

Asset Quality: Asset quality remained strong at December 31, 2013, as measured by our low level of nonperforming assets and charge-offs. Nonperforming assets of $7.9 million represented only 0.37% of period-end assets, far below industry averages and down from our 0.45% ratio at December 31, 2012. Net loan losses for the fourth quarter of 2013, expressed as an annualized percentage of average loans outstanding, were 0.05%, an increase of one basis point from the 2012 comparable period. These asset quality ratios continue to be significantly better than recently reported industry-wide averages.

Overall loan delinquency rates also remain low even though we, like other area banks, serve a community in which some individual and small business customers continue to experience varying degrees of financial stress. Our allowance for loan losses was $14.4 million at December 31, 2013, which represented 1.14% of loans outstanding, a decrease of sixteen basis points from our ratio of 1.30% at year-end 2012.

Capital: Total shareholders’ equity grew to $192.2 million at period-end, an increase of $16.3 million, or 9.3%, above the December 31, 2012 balance. Arrow's capital ratios were again strong in 2013. At December 31, 2013, the Tier 1 leverage ratio at the holding company level was 9.19%, up from 9.10% at December 31, 2012, and total risk-based capital ratio was 15.77%, as compared to 16.26% for the prior year. The capital ratios of the Company and both of its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standards, which places us in the highest current regulatory category.

Peer Group: Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the nine-month period ended September 30, 2013, in which our return on average equity (ROE) was 11.96%, as compared to 8.63% for our peer group. For the year ended December 31, 2013, ROE was 12.11%, verses 12.88% for the prior year. Our ratio of loans 90 days past due and accruing, plus nonaccrual loans to total loans was 0.57% as of September 30, 2013, as compared to 1.71% for our peer group, while our annualized net loan losses of 0.10% for the year-to-date period ending September 30, 2013 were well below the peer result of 0.25%. Our net loan losses for the full year were 0.09% for 2013 and 0.05% for 2012. Overall, our operating results and asset quality ratios have withstood the economic stress of recent years much better than most banks in our national peer group.

Net Interest Income: Like most banks, Arrow has been impacted by this historically low interest rate environment. While the cost of funds is extremely low, yields on loans and interest-bearing assets are also at very low levels. On a tax-equivalent basis, our net interest income in the fourth quarter of 2013, as compared to the fourth quarter of 2012, increased $636 thousand, or 4.2%, due primarily to an increase in the average level of interest-earning assets between the periods. Our tax-equivalent net interest margin fell from 3.13% in the fourth quarter of 2012 to 3.06% for the fourth quarter of 2013. However, net interest margin was stable as compared to the third quarter of 2013 which was also 3.06%. Both our yield on earning assets and the cost of our interest-bearing liabilities decreased significantly from the fourth quarter of 2012 to the fourth quarter of 2013. Our average cost of funds in the fourth quarter of 2013, as compared to the fourth quarter of 2012, fell by 22 basis points from 0.62% to 0.40%, while our average yield on earning assets decreased by 25 basis points from 3.64% in the fourth quarter of 2012 to 3.39% in the just completed quarter.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$13,040	$13,356	$51,319	$54,511
Interest on Deposits at Banks	32	28	89	108
Interest and Dividends on Investment Securities:
Fully Taxable	1,912	1,960	6,903	9,269
Exempt from Federal Taxes	1,475	1,396	5,827	5,491
Total Interest and Dividend Income	16,459	16,740	64,138	69,379
INTEREST EXPENSE
NOW Accounts	474	854	2,461	3,564
Savings Deposits	239	282	1,024	1,287
Time Deposits of $100,000 or More	277	371	1,198	2,007
Other Time Deposits	433	655	1,962	3,730
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	4	5	18	22
Federal Home Loan Bank Advances	141	186	680	729
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	145	150	579	618
Total Interest Expense	1,713	2,503	7,922	11,957
NET INTEREST INCOME	14,746	14,237	56,216	57,422
Provision for Loan Losses	—	175	200	845
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,746	14,062	56,016	56,577
NONINTEREST INCOME
Income From Fiduciary Activities	1,715	1,504	6,735	6,290
Fees for Other Services to Customers	2,351	2,134	9,407	8,245
Insurance Commissions	2,287	2,028	8,895	8,247
Net Gain on Securities Transactions	—	156	540	865
Net Gain on Sales of Loans	189	788	1,460	2,282
Other Operating Income	335	287	1,024	1,170
Total Noninterest Income	6,877	6,897	28,061	27,099
NONINTEREST EXPENSE
Salaries and Employee Benefits	8,068	8,042	31,182	31,703
Occupancy Expenses, Net	2,008	1,694	8,285	7,467
FDIC Assessments	280	260	1,080	1,026
Other Operating Expense	3,029	3,121	12,656	11,640
Total Noninterest Expense	13,385	13,117	53,203	51,836
INCOME BEFORE PROVISION FOR INCOME TAXES	8,238	7,842	30,874	31,840
Provision for Income Taxes	2,454	2,293	9,079	9,661
NET INCOME	$5,784	$5,549	$21,795	$22,179
Average Shares Outstanding[1]:
Basic	12,339	12,254	12,296	12,247
Diluted	12,387	12,273	12,327	12,257
Per Common Share:
Basic Earnings	$0.47	$0.45	$1.77	$1.81
Diluted Earnings	0.47	0.45	1.77	1.81
[1] Share and per share data have been restated for the September 27, 2013, 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Cash and Due From Banks	$37,275	$37,076
Interest-Bearing Deposits at Banks	12,705	11,756
Investment Securities:
Available-for-Sale	457,606	478,698
Held-to-Maturity (Approximate Fair Value of $302,305 at December 31, 2013, and $248,252 at December 31, 2012)	299,261	239,803
Other Investments	6,281	5,792
Loans	1,266,472	1,172,341
Allowance for Loan Losses	(14,434)	(15,298)
Net Loans	1,252,038	1,157,043
Premises and Equipment, Net	29,154	28,897
Goodwill	22,003	22,003
Other Intangible Assets, Net	4,140	4,492
Other Assets	43,235	37,236
Total Assets	$2,163,698	$2,022,796
LIABILITIES
Noninterest-Bearing Deposits	$278,958	$247,232
NOW Accounts	817,366	758,287
Savings Deposits	498,779	442,363
Time Deposits of $100,000 or More	78,928	93,375
Other Time Deposits	168,299	189,898
Total Deposits	1,842,330	1,731,155
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	11,777	12,678
Federal Home Loan Bank Overnight Advances	53,000	29,000
Federal Home Loan Bank Term Advances	20,000	30,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000
Other Liabilities	24,437	24,138
Total Liabilities	1,971,544	1,846,971
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (16,744,486 Shares Issued at December 31, 2013, and 16,416,163 Shares Issued at December 31, 2012)	16,744	16,416
Additional Paid-in Capital	229,290	218,650
Retained Earnings	27,457	26,251
Unallocated ESOP Shares (87,641 Shares at December 31, 2013, and 102,890 Shares at December 31, 2012)	(1,800)	(2,150)
Accumulated Other Comprehensive Loss	(4,373)	(8,462)
Treasury Stock, at Cost (4,296,723 Shares at December 31, 2013, and 4,288,617 Shares at December 31, 2012)	(75,164)	(74,880)
Total Stockholders’ Equity	192,154	175,825
Total Liabilities and Stockholders’ Equity	$2,163,698	$2,022,796

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Net Income	$5,784	$5,623	$5,207	$5,181	$5,549
Transactions Recorded in Net Income (Net of Tax):
Net Gain on Securities Transactions	—	—	8	318	94
Net Gain on Sales of Loans	114	100	301	367	476
Share and Per Share Data:[1]
Period End Shares Outstanding	12,360	12,329	12,284	12,251	12,265
Basic Average Shares Outstanding	12,339	12,308	12,261	12,272	12,254
Diluted Average Shares Outstanding	12,387	12,344	12,279	12,290	12,273
Basic Earnings Per Share	$0.47	$0.46	$0.42	$0.42	$0.45
Diluted Earnings Per Share	0.47	0.46	0.42	0.42	0.45
Cash Dividend Per Share	0.25	0.25	0.25	0.25	0.25
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$46,853	$14,096	$26,632	$41,145	$40,065
Investment Securities	762,768	744,928	771,018	711,848	745,150
Loans	1,254,957	1,224,840	1,185,041	1,169,870	1,160,226
Deposits	1,904,922	1,800,181	1,801,346	1,773,126	1,781,778
Other Borrowed Funds	62,038	92,073	94,596	64,622	80,357
Shareholders’ Equity	184,506	179,634	178,867	176,874	176,514
Total Assets	2,176,264	2,095,017	2,099,138	2,039,314	2,064,602
Return on Average Assets	1.05%	1.06%	0.99%	1.03%	1.07%
Return on Average Equity	12.44%	12.42%	11.68%	11.88%	12.51%
Return on Tangible Equity[2]	14.50%	14.55%	13.70%	13.97%	14.72%
Average Earning Assets	$2,064,578	$1,983,864	$1,982,691	$1,922,863	$1,945,441
Average Paying Liabilities	1,686,993	1,614,873	1,641,300	1,590,401	1,612,959
Interest Income, Tax-Equivalent	17,633	17,032	16,989	17,059	17,787
Interest Expense	1,713	1,747	2,223	2,239	2,503
Net Interest Income, Tax-Equivalent	15,920	15,285	14,766	14,820	15,284
Tax-Equivalent Adjustment	1,174	1,158	1,180	1,063	1,047
Net Interest Margin [3]	3.06%	3.06%	2.99%	3.13%	3.13%
Efficiency Ratio Calculation:
Noninterest Expense	$13,385	$13,133	$13,274	$13,411	$13,117
Less: Intangible Asset Amortization	(108)	(108)	(112)	(124)	(126)
Net Noninterest Expense	$13,277	$13,025	$13,162	$13,287	$12,991
Net Interest Income, Tax-Equivalent	$15,920	$15,285	$14,766	$14,820	$15,284
Noninterest Income	6,877	6,939	7,071	7,174	6,897
Less: Net Securities Gains	—	—	(13)	(527)	(156)
Net Gross Income	$22,797	$22,224	$21,824	$21,467	$22,025
Efficiency Ratio	58.24%	58.61%	60.31%	61.90%	58.98%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$192,154	$182,683	$177,607	$177,803	$175,825
Book Value per Share	15.55	14.82	14.46	14.51	14.34
Intangible Assets	26,143	26,273	26,387	26,460	26,495
Tangible Book Value per Share [2]	13.43	12.69	12.31	12.35	12.18
Capital Ratios:
Tier 1 Leverage Ratio	9.19%	9.37%	9.19%	9.30%	9.10%
Tier 1 Risk-Based Capital Ratio	14.70%	14.59%	14.82%	15.15%	15.02%
Total Risk-Based Capital Ratio	15.77%	15.69%	15.96%	16.34%	16.26%
Assets Under Trust Administration and Investment Management	$1,174,891	$1,111,085	$1,073,523	$1,094,708	$1,045,972

1Share and Per Share Data have been restated for the September 27, 2013, 2% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	12/31/2013	12/31/2012
Loan Portfolio
Commercial Loans	$87,893	$105,536
Commercial Construction Loans	27,815	29,149
Commercial Real Estate Loans	288,119	245,177
Other Consumer Loans	7,649	6,684
Consumer Automobile Loans	394,204	349,100
Residential Real Estate Loans	460,792	436,695
Total Loans	$1,266,472	$1,172,341
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$14,584	$15,247
Loans Charged-off	246	178
Less Recoveries of Loans Previously Charged-off	96	54
Net Loans Charged-off	150	124
Provision for Loan Losses	—	175
Allowance for Loan Losses, End of Quarter	$14,434	$15,298
Nonperforming Assets
Nonaccrual Loans	$6,479	$6,633
Loans Past Due 90 or More Days and Accruing	652	920
Loans Restructured and in Compliance with Modified Terms	641	483
Total Nonperforming Loans	7,772	8,036
Repossessed Assets	63	64
Other Real Estate Owned	81	970
Total Nonperforming Assets	$7,916	$9,070
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.05%	0.04%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	—	0.06%
Allowance for Loan Losses to Period-End Loans	1.14%	1.30%
Allowance for Loan Losses to Period-End Nonperforming Loans	185.71%	190.37%
Nonperforming Loans to Period-End Loans	0.61%	0.69%
Nonperforming Assets to Period-End Assets	0.37%	0.45%
Twelve-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$15,298	$15,003
Loans Charged-off	1,411	782
Less Recoveries of Loans Previously Charged-off	347	232
Net Loans Charged-off	1,064	550
Provision for Loan Losses	200	845
Allowance for Loan Losses, End of Year	$14,434	$15,298
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans	0.09%	0.05%
Provision for Loan Losses to Average Loans	0.02%	0.07%